Delaware

The First State

I, CHARUNI P. SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NEW GENERATION CONSUMER GROUP INC.", FILED IN THIS OFFICE ON THE FIFTH DAY OF FEBRUARY, A.D. 2025, AT 3:15 O`CLOCK P.M.

C. P. Sanchez

Charuni P. Sanchez, Secretary of State

2187549 8100
SR# 20250404303

Authentication: 202876776
Date: 02-06-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
NEW GENERATION CONSUMER GROUP INC.

New Generation Consumer Group Inc. (the ***"Company"***), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the ***"General Corporation Law"***), does hereby certify as follows:

FIRST: That, at a meeting of the Board of Directors of the Company, the following resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, and that such amendment was approved by holders of the majority of voting power of the Company. The resolution setting forth the proposed amendment is as follows:

> **RESOLVED,** that Article IV of the Certificate of Incorporation of the Company be and it hereby is amended to increase the number of authorized shares of common stock of the Company to Five Billion (5,000,000,000) shares with a par value of $.001 per share.

SECOND: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Company on this 4th day of February, 2025.

NEW GENERATION CONSUMER GROUP INC.

Signed by:

By: ______________________
B7FDA8EC4ED34CF...
Jacob DiMartino
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:15 PM 02/05/2025
FILED 03:15 PM 02/05/2025
SR 20250404303 - File Number 2187549